PRESS RELEASE

Silver Dragon Resources Inc. Closes $3 Million Financing Agreement

TORONTO, April 21, 2011 (PRIME NEWSWIRE) -- Silver Dragon Resources Inc. (the “Company”) (OTCBB: SDRG) today announced that it has closed a convertible financing agreement for $3 million over a three-year period with JMJ Financial.

The total planned funding amount will be $3,000,000, with payment consisting of $1,000,000 cash consideration through a convertible promissory note (initial note) and four $500,000 promissory notes (subsequent notes), secured & collateralized by JMJ Financial that are to be funded at and/or after the time of execution of each note.

The initial note provides a $1 million consideration in the form of cash payments to be made to Silver Dragon according to a funding schedule expiring 180 days after an effective registration statement covering the resale of the shares of common stock issuable upon conversion of the note, assuming certain share volume and prices are met.

The subsequent notes each provide $500,000 consideration, totaling $2,000,000, which are secured and collateralized by JMJ Financial, over the remainder of the three-year period.

The total face amount of the convertible notes issued to JMJ is $3,150,000, which represents $3,000,000 to be paid to the Company and includes other fees and expenses to be paid to JMJ Financial.

The Company plans to use proceeds from the financing to: (i) apply for a listing on a Canadian Stock Exchange; (ii) continue the exploration, development and resource conversion program presently under way at the Erbahuo silver properties in China; and (iii) for general corporate purposes.

The securities referenced in this press release have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About JMJ Financial

JMJ Financial is a privately held investment company in the southern United States.

PRESS RELEASE (continued)

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerros las Minitas project in Mexico, its six Sino-Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: general economic conditions and financial markets, fluctuations in the market price of Silver Dragon Resources’ stock, changes in market prices of silver and other metals, technological and operational risks, and other risks set out in the Company's most recent Form 10-K available at www.sec.gov/edgar.shtml.

Contact Silver Dragon Resources Inc.
Marc Hazout
President
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

Alessandro Motta
Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com